Exhibit 99.1
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                            MAVERICK TUBE CORPORATION

               Announces the Realignment of its Finance Department

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     St.  Louis,  January  14, 2005 ---  Maverick  Tube  Corporation  (NYSE:MVK)
announced today the realignment of its Finance Department. As part of the realignment, Pamela G. Boone, 41, the Company's current Vice President and Chief Financial Officer, will take the position of Vice President and Treasurer. In addition, Kevin J. Schnurbusch, 34, the Company's Corporate Controller, will take the position of Chief Accounting Officer. The Company will undertake a search for a Chief Financial Officer. Ms. Boone has agreed to remain as acting Chief Financial Officer until the new Chief Financial Officer is named.

     C. Robert Bunch, Chairman and Chief Executive Officer, commented, "This realignment complements the changes we announced earlier this month related to the reorganization of our operations along business unit lines and recognizes the growth Maverick has undergone in the past several years. Both Pam and Kevin have been an integral part of Maverick's growth strategy and we look forward to their on-going contributions to the Company."




     Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.

     This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2003.